Exhibit 99.1

545 E. JOHN CARPENTER FREEWAY, SUITE 1300 IRVING, TX 75062 PH: 972-444-4900 F: 972-444-4949 WWW.FELCOR.COM NYSE:FCH

For Immediate Release:

FELCOR ANNOUNCES Proposed Senior Notes Offering
IRVING, Texas…April 26, 2011 - FelCor Lodging Trust Incorporated (NYSE: FCH) and its subsidiary FelCor Lodging Limited Partnership ("FelCor LP"), today announced that FelCor LP's wholly-owned subsidiary intends to offer, subject to market conditions, $500 million of senior secured notes. The senior secured notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and to persons outside the United States under Regulation S of the Securities Act. The pricing and terms are to be determined. The proceeds of the offering will be placed in escrow pending FelCor LP's acquisition of Royalton and Morgans, at which time the notes will be assumed by FelCor LP and the proceeds will be released from escrow. If the notes are not assumed by FelCor LP within 60 days following the closing, the issuer will redeem the notes at par, plus accrued and unpaid interest.
FelCor intends to use the net proceeds from the offering to fund the pending acquisition of Royalton and Morgans in midtown Manhattan and otherwise for general corporate purposes (including, among other things, repaying existing indebtedness and funding future hotel acquisitions). Pending application of the net proceeds, they may be invested in short-term, interest bearing investments.
The notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.
This press release shall not constitute an offer to sell or a solicitation of an offer to purchase these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
With the exception of historical information, the matters discussed in this news release include “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties, and the occurrence of future events, may cause actual results to differ materially from those currently anticipated. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially. We undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.
Contact:
Stephen A. Schafer, Vice President Strategic Planning & Investor Relations
(972) 444-4912 sschafer@felcor.com

###